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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2004

SEROLOGICALS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-26126 (Commission File) Number)	58-2142225 (IRS Employee Identification No.)
5655 Spalding Drive, Norcross, GA (Address of Principal Executive Offices)	30092 (Zip Code)

(678) 728-2000
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)
Exhibits.

        The following Exhibit is filed as part of this Report to the extent described in Item 9.

Exhibit No.	Description of Exhibits
2.1	Plan and Agreement of Merger dated as of June 29, 2004 by and among Serologicals Corporation, Carmel Acquisition Corporation, Altagen Biosciences, Inc. and William R. Srigley.
2.2	Earnout and Indemnity Agreement dated as of June 29, 2004 by and among Serologicals Corporation, AltaGen BioSciences, Inc. and Mr. William R. Srigley.
99.1	Press Release dated July 27, 2004.

Item 9. Regulation FD Disclosure.

        On July 27, 2004, Serologicals Corporation ("Serologicals") announced that it has completed the acquisition of 100% of the stock of AltaGen Biosciences, Inc., the parent company of Sierra BioSource™, (together referred to as "AltaGen") a leading provider of contract research and development services to the cell culture industry. AltaGen was a privately-owned company based in Morgan Hills, California. AltaGen offers research and development services in the areas of cellular and molecular biology, immunology, animal pharmacology, monoclonal antibodies and recombinant proteins, as well as in specialty cell culture development and purification. Under the terms of the agreement, Serologicals purchased AltaGen for approximately $12.6 million in cash less outstanding debt as of the closing date. Additional cash payments under an earnout agreement may be due in December 2004. AltaGen is expected to generate approximately $7 million in revenue during full fiscal year 2004, which includes approximately 50% earned from research and development services provided to Serologicals.

        A copy of the press release announcing the completion of the AltaGen acquisition is attached hereto as Exhibit 99.1.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Serologicals Corporation (Registrant)
Date: August 6, 2004	By:	/s/ HAROLD W. INGALLS Harold W. Ingalls, Vice President/Chief Financial Officer

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  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
  Item 9. Regulation FD Disclosure.
SIGNATURES